Exhibit 5.1

Marc A. Recht

T: +1 617 937 2316

mrecht@cooley.com

April 7, 2020

Keros Therapeutics, Inc.

99 Hayden Avenue

Bldg. E, Suite 120

Lexington, MA 02421

Ladies and Gentlemen:

We have acted as counsel to Keros Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 1,150,000 shares of the Company’s common stock, par value $0.0001 (the “Shares”). The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-237212), which was declared effective on April 7, 2020 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as Exhibits 3.3 and 3.4, to the Registration Statement, respectively, each of which is to be in effect upon the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP 500 Boylston Street Boston, MA 02116-3736

Phone: (617) 937-2300 Fax: (617) 937-2400

Keros Therapeutics, Inc. April 7, 2020 Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Marc Recht
Marc Recht

Cooley LLP 500 Boylston Street Boston, MA 02116-3736

Phone: (617) 937-2300 Fax: (617) 937-2400